UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 13, 2021

YOUNGEVITY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38116	90-0890517
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2400 Boswell Road, Chula Vista, CA 91914
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (619) 934-3980

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	YGYI	OTCQX Market
Series D Preferred Stock	YGYIP	OTCQX Market

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On  March 13, 2019, Youngevity International, Inc. (the “Company”) issued to investors the second tranche of Secured Promissory Notes dated March 13, 2019 in the aggregate  principal amount of $540,000  (the “Notes”), that had a maturity date of March 13, 2021 (the “Maturity Date”). The Notes provide for an interest rate of six percent (6%). Pursuant to a Security Agreement, dated March 13, 2019, entered into by the Company with the several holders of the 6% Notes, the 6% Notes are secured by a first priority lien granted by the Company on all the shares of its subsidiary Khrysos Industries, Inc , a wholly owned subsidiary of the Company which security interest is subordinate to the security interest of Crestmark Bank in all of the assets of the Company and pari passu with rights of certain holders of the Company’s notes issued in 2014, of which the Company has settled all the 2014 notes at maturity.  Upon the occurrence of an Event of Default, as defined in the Notes, all unpaid principal amount together with accrued interest is immediately due and payable and the interest rate payable on the Notes increases to eighteen percent (18%). In addition, upon and Event of Default, the purchasers may exercise their rights with respect to the collateral.

The Company did not make the payment due upon the Maturity Date of these Notes and is in negotiations regarding a forbearance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOUNGEVITY INTERNATIONAL, INC.

Date: March 16, 2021	By: /s/ William Thompson
Name: William Thompson
Title: Chief Financial Officer